Exhibit 2.1

SYNTHENOL INC.

WRITTEN CONSENT OF DIRECTORS IN LIEU OF THE BOARD OF DIRECTORS MEETING

All of the Directors of Synthenol Inc. (the “Corporation”), a Florida corporation, do hereby consent to and adopt the following resolutions as of April 1, 2008, which resolutions shall have the same force and effect as if they were adopted at a meeting of the Board of Directors duly called and held.

WHEREAS, the Corporation owns 100% of the issued and outstanding shares of 564448 BC Ltd (‘564448’) which is a wholly owned subsidiary.

AND WHEREAS, the Corporation owns 100% of the issued and outstanding shares of Casino Marketing S.A. (‘CMSA’) which is a wholly owned subsidiary.

AND WHEREAS, the Corporation wishes to sell their 100% ownership interest in 564448 and CMSA to Ryerson who wishes to purchase the said 100% ownership.

AND WHEREAS, the Corporation has disclosed to Ryerson, all debts currently outstanding for 564448 and CMSA which Ryerson has acknowledged as having received.

NOW, THEREFORE,

BE IT RESOLVED that the Corporation hereby sells 100% of the issued and outstanding shares of CMSA and 564448 to Ryerson who hereby purchases said shares

BE IT RESOLVED that the Corporation hereby assigns all rights, title and interest in, and to, 100% of the issued and outstanding shares of 564448 BC Ltd and Casino Marketing S.A. for the sum of $1.00.

BE IT RESOLVED that all inter-company debts between Casino Marketing S.A., 564448 BC Ltd and Synthenol are hereby cancelled.

IN WITNESS WHEREOF, effective this 1st day of April, 2008, the undersigned Directors of Synthenol have executed this written consent, in one or more copies, all of which shall be deemed part of the original, in lieu of a meeting of the Board of Directors of Synthenol Inc.

/s/ Cecil Morris	/s/ Jack Page
Cecil Morris, Director	John (Jack) Edwin Page, Director